RELIASTAR                                         MINIMUM GUARANTEED
LIFE INSURANCE COMPANY                            ACCUMULATION BENEFIT RIDER
OF NEW YORK

A Stock Company
--------------------------------------------------------------------------------
                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                       (HEREINAFTER CALLED WE, US AND OUR)

The Contract to which this Rider is attached is hereby modified by the provisions of this Rider. This Rider's provisions control where there is a conflict between this Rider and the Contract. This Rider is effective as of the Contract Date unless a different date, the Rider Date, is stated below.

MINIMUM GUARANTEED ACCUMULATION BENEFIT
---------------------------------------
This Rider provides a Minimum Guaranteed Accumulation Benefit ("MGAB") on the Benefit Date. The Benefit Date is shown in the Contract Schedule. On the Benefit Date, if this Rider is in effect, the MGAB is added to the Contract's Accumulation Value. Immediately thereafter, this Rider will terminate.

The MGAB is equal to the greater of: (1) the Contract's MGAB Base on the Benefit Date less the Contract's Accumulation Value on the Benefit Date and (2) zero.

MGAB BASE
---------
If this Rider is effective as of the Contract Date, the initial MGAB Base is the initial premium [plus any Credits]. If this Rider is added to the Contract after the Contract Date, the initial MGAB Base is equal to the Accumulation Value on the Rider Date. Thereafter, the MGAB Base is increased by Eligible Premiums paid, [plus any Credits], adjusted for any Partial Withdrawals and transfers, and accumulated at the MGAB Rate shown in the Contract Schedule. Eligible Premiums are shown in the Schedule.

APPLYING THE MGAB
-----------------
On the Benefit Date the MGAB is calculated and added to the Accumulation Value. Allocation of the benefit to the divisions of the Variable Separate Account is done proportionately based on the amount of Accumulation Value invested in each division on the date the MGAB is applied. Once the MGAB has been applied, the Contract's Accumulation Value will reflect the MGAB and it shall be subject to all rights available to you. The benefit is not treated as premium in the determination of any Contract or Rider benefits, and you will receive no credit for any amount of the MGAB so applied.

MGAB WAITING PERIOD
-------------------
The Waiting Period is the period from the Rider Date to the Benefit Date. During the Waiting Period, Rider Charges apply. This Rider may not be cancelled during the Waiting Period, except as provided in this Rider.

MGAB CHARGES
------------
Charges for this Rider will be deducted in arrears from the Contract's Accumulation Value allocated to the Variable Separate Account in proportion to the Accumulation Value in each Division. The rate and frequency of deduction of charges are stated in the Contract Schedule. Deduction dates are measured from the Contract Date. The charge is a percentage of the MGAB Charge Base, as of the deduction date. The maximum charge is stated in the Contract Schedule but we may charge less than the maximum. No charges will be deducted after the Benefit Date.

If the Contract to which the Rider is attached is terminated by surrender, cancellation or application of the Contract's value to an Income Benefit, the Rider charge for the current period will be deducted from the Accumulation Value as described above prior to termination of the Contract. Charges will be calculated using the MGAB Charge Base immediately prior to termination.

RLNY-RA-2024

MGAB CHARGE BASE
----------------
The MGAB Charge Base is equal to the initial MGAB Base, plus Eligible Premiums paid, [plus any Credits], adjusted for Partial Withdrawals and Transfers, as stated below.

PARTIAL WITHDRAWAL ADJUSTMENT
-----------------------------
The MGAB Base and MGAB Charge Base will be reduced by Pro-rata Partial Withdrawal Adjustments each time a partial withdrawal is made. The Pro-rata Partial Withdrawal Adjustment is equal to (1) divided by (2), multiplied by (3), where: (1) is the Accumulation Value withdrawn; (2) is the Accumulation Value immediately prior to withdrawal; and (3) is the amount of MGAB Base or MGAB Charge Base (as appropriate) immediately prior to the withdrawal.

TRANSFERS
---------
The MGAB Base and MGAB Charge Base will be reduced for each transfer made between the Variable Separate Account Divisions within three years before the Benefit Date. The Transfer Adjustment is equal to (1) divided by (2), multiplied by (3), where: (1) is the Accumulation Value transferred; (2) is the Accumulation Value immediately prior to a transfer; and (3) is the amount of MGAB Base or MGAB Charge Base (as appropriate) immediately prior to the transfer. Transfers made more than three years before the Benefit Date will have no effect at the time of the transfer on the MGAB Base or MGAB Charge Base. "Transfers" mean reallocation of Accumulation Value among the Divisions of the Variable Separate Account.

CANCELLATION OF RIDER
---------------------
If an Option to Cancel Date is shown in the Contract Schedule, you may cancel this Rider on the Cancel Date. A written request to cancel must be received by us in the 30-day period prior to the Cancel Date. Upon cancellation of this Rider, no further charges for this Rider will be deducted and all rights under this Rider shall cease. No Rider benefits will be paid at cancellation nor will Rider Charges be refunded. We may make available other Rider Cancellation Dates.

RIDER TERMINATION
-----------------
This Rider will terminate immediately upon occurrence of any of the following:

     1.   If the Contract to which this Rider is attached terminates;
     2. If you die, unless the Contract is continued on the life of your spouse, in which case the Rider will continue with your surviving spouse as Owner;
     3.   If you are not a natural person and the Annuitant dies;
     4. If the ownership of this Contract changes and the new Owner is other than the spouse of the previous Owner. 5. If the Accumulation Value is insufficient to cover the MGAB Charge deduction.

ALLOCATIONS TO THE GENERAL ACCOUNT
----------------------------------
Allocations of Premium or Accumulation Value into Divisions of the General Account are not allowed while this Rider is in effect.

This Rider has no surrender value or other non-forfeiture benefits upon termination. Prior to the Benefit Date this Rider does not provide any benefits.

Rider Date: _________________
(if other than Contract Date)


Signed:

         /s/ J.R. Gelder

                                    President



RLNY-RA-2024                                              2